Exhibit 21.1

RigNet, Inc. Subsidiaries

ComPetro Communications Holdings, L.L.C.

ComPetro Communications, L.L.C.

Competro Comunicações Holdings do Brasil Ltda

Countryflow Limited

LandTel Communications, L.L.C.

LandTel, Inc.

Nessco Invsat Limited

Nessco Group Holdings

OilCamp UK Limited

RigNet Australia Pty Ltd

RigNet AS

RigNet BRN Sdn Bhd.

RigNet Company for Communications

RigNet E. H. Holding Company AS

RigNet EIS, Inc.

RigNet Europe AS

RigNet Global Holdings

RigNet Holdings L.L.C.

RigNet Middle East LLC

RigNet Mobile Solutions Limited

RigNet Newco, Inc.

RigNet Pte Ltd

RigNet Qatar W.L.L.

RigNet Satcom, Inc.

RigNet Sdn Bhd.

RigNet Servicos de Telecomincacoes

RigNet Scotland Limited

RigNet UK Holdings Limited

RigNet UK Limited

RNet Properties, L.L.C.

Serviços de Comunicação Offshore do Brasil Ltda

Shabakat Rafedain Al Iraq Al Jadeed for Trade in

Communication Equipment and Devices LLC.